Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement Nos. 333-182642, 333-182116, and 333-175047 on Form S-3 of our reports dated February 27, 2013, relating to (1) the consolidated financial statements of DCP Midstream Partners, LP and subsidiaries (which report expresses an unqualified opinion including explanatory paragraphs referring to (a) the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to Discovery Producer Services, LLC, (b) the retrospective adjustment for the acquisition by DCP Midstream Partners, LP of the 100% ownership in DCP Southeast Texas Holdings, GP, of which 33.33% and 66.67% was acquired on January 1, 2011 and March 30, 2012, respectively, from DCP Midstream LLC which was accounted for in a manner similar to a pooling of interests, and (c) the preparation of the portion of the consolidated financial statements attributable to DCP Southeast Texas Holdings, GP from the separate records maintained by DCP Midstream, LLC) and (2) the effectiveness of DCP Midstream Partners, LP and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 27, 2013